United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2006

CytoGenix, Inc.
(Exact name of registrant as specified in its charter)

0-26807

(Commission File Number)

Nevada

      76-0484097

(State or other jurisdiction of incorporation)

(IRS Employer Identification No.)

3100 Wilcrest Drive, Suite 140, Houston, Texas

    77042

(Address of principal executive offices)

(Zip Code)

(713) 789-0070

Registrant’s telephone number, including area code

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 30, 2006, CytoGenix, Inc. (the “Company”) entered into an Ernest Money Contract of Design/Build Project (the “Construction Agreement”) with GSL Constructors, Ltd. (“GSL”).  The Construction Agreement contemplates the design, construction and purchase by the Company of an approximately 20,000 square foot, single story office building and synthetic DNA production laboratory (the “Facility”) on approximately 2.274 acres in Harris County, Texas (the “Site”).  The total purchase price for the Facility and Site is $3,796,577, and the Company paid $474,571.50 to an escrow agent on October 30, 2006.  A payment of $474,571.50 becomes due and payable to GSL upon commencement of construction of the interior of the Facility and the balance ($2,847,433) becomes due and payable to GSL upon completion of construction.  The Company does not presently possess working capital sufficient to pay the foregoing purchase price installments, and the Company will be required to obtain financing in order to do so.  There can be no assurance that the necessary financing will be available to fund the payment of the purchase price installments when they become due or, if available, that such financing will be on terms satisfactory or favorable to the Company.

The Company may cancel the Construction Agreement during the 10-day period following its receipt of a phase one environmental site assessment if that assessment determines there is environmental contamination at the Site or recommends phase II testing.  The Company has other limited cancellation rights during the 21-day period following October 30, 2006 but may be required to pay up to $25,000 to GSL upon cancellation.

A copy of the Construction Agreement is attached to this Form 8-K as Exhibit 10.1.  The Construction Agreement is incorporated herein in its entirety by reference in response to this Item.  The foregoing description of the terms and provisions thereof is a summary only, and is qualified in its entirety by reference to such documents.  On November 3, 2006, the Company issued a press release a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(c)

Exhibits.

10.1.

Ernest Money Contract of Design/Build Project dated October 30, 2006 between CytoGenix, Inc. and GSL Constructors, Ltd.

99.1.

Press Release dated November 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2006	CytoGenix, Inc.
By /s/ Lawrence Wunderlich Lawrence Wunderlich, Chief Financial Officer